United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
November 30, 2020

CANNAE HOLDINGS, INC.
(Exact name of Registrant as Specified in its Charter)

1-38300
(Commission File Number)

Delaware	82-1273460
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
1701 Village Center Circle
Las Vegas, Nevada 89134
(Addresses of Principal Executive Offices)

(702) 323-7330
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Cannae Common Stock, $0.0001 par value	CNNE	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.
Margin Loan Agreement and Guaranty Agreement
On November 30, 2020, Cannae Funding C, LLC (“Borrower 1”), an indirect wholly-owned special purpose subsidiary of Cannae Holdings, Inc. (the “Company”), and Cannae Funding D, LLC (“Borrower 2” and, together with Borrower 1, the “Borrowers”), an indirect wholly-owned special purpose subsidiary of the Company, entered into a Margin Loan Agreement (the “Loan Agreement”) with the lenders from time to time party thereto (each, a “Lender”) and Royal Bank of Canada, as the administrative agent (in such capacity, the “Administrative Agent”) and the calculation agent (in such capacity, the “Calculation Agent”) thereunder, and the Company concurrently entered into a Guaranty (the “Guaranty Agreement”) in favor of the Administrative Agent for the benefit of each of the Lenders pro rata to their loan commitments, pursuant to which the Company absolutely, unconditionally and irrevocably guaranteed all of the Borrowers’ obligations under the Loan Agreement for a period of up to one year after the later of (i) the conditions precedent to the obligations of the Lenders under the Loan Agreement being met (the date when such conditions have been met, the “Closing Date”) or (ii) as relevant, additional collateral or additional loan commitments being provided.
Under the Loan Agreement, the Borrowers may initially borrow up to $100 million in revolving loans and, subject to certain terms and conditions, may enter into an amendment to the Loan Agreement to borrow up to $500 million in revolving loans (including the initial revolving loans) from the same initial lender and/or additional lenders on substantially identical terms and conditions as the initial revolving loans. Each Borrower is jointly and severally liable for any obligations under the Loan Agreement and related agreements. The revolving loans mature on the 36-month anniversary of the Closing Date. All outstanding amounts under the Loan Agreement bear interest quarterly at a rate per annum equal to a three-month LIBOR rate plus an applicable margin. If adequate and reasonable means do not or will not exist for ascertaining LIBOR, the Borrowers and Administrative Agent may establish an alternate rate of interest for LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest. Further, upon the occurrence of certain events, including the cessation of the provision of LIBOR, the Borrowers and the Administrative Agent may amend the Loan Agreement to replace LIBOR with one of certain alternative rates. Interest will be payable in kind unless the Borrowers elect to pay interest in cash or a cumulative cap is exceeded.
The Borrowers’ obligations under the Loan Agreement will be secured by a first priority lien on (i) 6,000,000 shares of common stock, par value $0.01 per share (the “Ceridian Common Stock”), of Ceridian HCM Holding Inc. (“Ceridian”), which the Company will indirectly contribute to Borrower 1 prior to any draws being made on the Loan Agreement, and (ii) 19,000,000 shares of common stock, par value $0.0001 per share (the “DNB Common Stock”), of Dun & Bradstreet Holdings, Inc. (“DNB”), which the Company will indirectly contribute to Borrower 2 prior to any draws being made on the Loan Agreement. The Borrowers may also, at their discretion, post up to an additional 4,000,000 Ceridian Common Stock and/or 11,000,000 DNB Common Stock as collateral for the revolving loans from time to time after the Closing Date, subject to certain notice, guaranty, average daily trading volume and other requirements. The Loan Agreement requires the Borrowers to maintain a certain loan-to-value ratio (based on the value of Ceridian Common Stock and DNB Common Stock). In the event the Borrowers fail to maintain such loan-to-value ratio, the Borrowers must post additional cash collateral under the Loan Agreement and/or elect to repay a portion of the revolving loans thereunder, or sell the Ceridian Common Stock and/or DNB Common Stock and use the proceeds from such sale to prepay a portion of the revolving loans thereunder.
The loans under the Loan Agreement are revolving loans, and may be repaid in whole or in part at any time, subject to certain notice requirements. In addition, the Loan Agreement requires the repayment of all of the revolving loans made thereunder upon the occurrence of certain events customary for financings of this nature, including events relating to the price, liquidity or value of Ceridian Common Stock and/or the DNB Common Stock, certain events or extraordinary transactions related to Ceridian and/or DNB and certain events related to the Borrowers or the Company, and upon the occurrence of the percentage of total share collateral value comprised of Ceridian Common Stock falling below a specified floor.
The Loan Agreement contains customary representations and warranties, covenants and events of default for financings of this nature, including the occurrence of the following events of default (and subject to customary cure periods and materiality thresholds):
•failure to pay principal, interest or other amounts due under the Loan Agreement (including fees and margin calls);
•default under other agreements governing material indebtedness by a Borrower or the Company;
•failure to observe covenants contained in, or inaccuracy of representations or warranties made under, the Loan Agreement or related documents;
•insolvency, and related occurrences or events of insolvency;
•failure of enforceability or invalidity of the Loan Agreement or any other loan documents related thereto or the effectiveness of the liens created under such loan documents;
•failure to create a valid and perfected first priority lien in the collateral; and

•judgments entered above a certain threshold amount.
Upon the occurrence and during the continuance of an event of default, any lender may declare the revolving loans due and payable, exercise remedies with respect to the collateral and demand payment from Borrowers of the obligations under the Loan Agreement then due and payable.
During the period in which the Guaranty Agreement is enforceable (such period, the “Enforceability Period”), the Company will be liable for all obligations payable by the Borrowers under the Loan Agreement. Such obligation would extend to amounts that would be payable by the Borrowers under the Loan Agreement and related agreements giving rise to such obligations but for the fact that they are unenforceable or not allowable due to the bankruptcy, reorganization or similar proceeding involving Borrower 1 or Borrower 2. Accordingly, although interest is expected to be deferred during the Enforceability Period and principal is scheduled to be payable at maturity, were the payment of interest and principal to be accelerated during the Enforceability Period, including following the occurrence of an event of default under the Loan Agreement, the outstanding principal amount of the revolving loans plus accrued and unpaid interest thereon would be payable by the Company. In addition, any other amounts payable by the Borrowers to the lenders under the Loan Agreement during the Enforceability Period would be payable by the Company. For example, any cash collateral that would need to be posted, as described above, would be an obligation of the Company during the Enforceability Period.
The foregoing descriptions of the Loan Agreement and the Guaranty Agreement are not complete and are subject to, and qualified in their entirety by, reference to the full text of the Loan Agreement and the Guaranty Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
To the extent required by Item 2.03 of Form 8-K, the disclosure set forth above under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Description
10.1
Margin Loan Agreement, dated as of November 30, 2020, among Cannae Funding C, LLC, as Borrower 1, Cannae Funding D, LLC, as Borrower 2, the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent and calculation Margin Loan Agreement, dated as of November 30, 2020, among Cannae Funding C, LLC, as Borrower 1, Cannae Funding D, LLC, as Borrower 2, the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent and calculation agent.

10.2	Guaranty, dated as of November 30, 2020, of Cannae Holdings, Inc.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cannae Holdings, Inc.
Date:	December 1, 2020	By:	/s/ Michael L. Gravelle
			Name:	Michael L. Gravelle
			Title:	Executive Vice President, General Counsel, and Corporate Secretary